Exhibit 99.1

Media Contacts Marc Boston 215-273-7649 (office) 215-429-7034 (mobile) Bill Price 732-668-3735 (mobile)	Investor Relations Contacts Johnson & Johnson Lesley Fishman 732-524-3922 (office) Ellen Sipos 732 524-3709 (office)

JANSSEN PHARMACEUTICALS, INC.  ANNOUNCES DEFINITIVE AGREEMENT
TO DIVEST ORTHO DERMATOLOGICS DIVISION

TITUSVILLE, N.J., July 15, 2011 - Janssen Pharmaceuticals, Inc. today announced a definitive agreement to divest the assets of its Ortho Dermatologics division in the U.S. to subsidiaries of Valeant Pharmaceuticals International, Inc. for approximately $345 million in cash. The divestiture of Ortho Dermatologics’ assets includes prescription brands (RETIN-A MICRO®, ERTACZO® and RENOVA®) sold in the U.S.

The transaction is expected to close by year-end, subject to customary closing conditions.

About Janssen Pharmaceuticals, Inc.
As a member of the Janssen Pharmaceutical Companies of Johnson & Johnson, Janssen Pharmaceuticals, Inc., is dedicated to addressing and solving some of the most important unmet medical needs in pain management, infectious diseases and cardiovascular and metabolic diseases. Driven by our commitment to patients, we work together to bring innovative ideas, products, services and solutions to individuals with serious conditions, and to physicians throughout the world. For more information on Janssen Pharmaceuticals, Inc., visit us at www.janssenpharmaceuticalsinc.com or follow us on Twitter at www.twitter.com/JanssenUS.

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(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Janssen Pharmaceuticals, Inc. and/or Johnson & Johnson.  Risks and uncertainties include, but are not limited to, the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 2, 2011. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Neither Janssen Pharmaceuticals, Inc. nor Johnson & Johnson undertake to update any forward-looking statements as a result of new information or future events or developments.)